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                     January 26, 2021

       Eric D. Tanzberger
       Senior Vice President and Chief Financial Officer
       Service Corporation International
       1929 Allen Parkway
       Houston, Texas 77019

                                                        Re: Service Corporation
International
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed on February
18, 2020
                                                            File No. 001-06402

       Dear Mr. Tanzberger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services